Exhibit 23

         We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-55832, 333-104930 and 333-106190) of our report dated February 4, 2005, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of GREAT SOUTHERN BANCORP, INC. for the year ended December 31, 2004.

     /s/ BKD, LLP

March 15, 2005
Springfield, Missouri